EXHIBIT 10.2

OPERATING AGREEMENT

between

KWAGGA GOLD (PROPRIETARY) LIMITED

and

WITS BASIN PRECIOUS MINERALS INCORPORATED

TABLE OF CONTENTS

1.		DEFINITIONS AND INTERPRETATIONS	1
	1.1	Definitions.	1
	1.2	Number and Gender	7
	1.3	Annexes	7
2.		TITLE TO ASSETS	7
	2.1	Title	7
3.		MANAGER	8
	3.1	Appointment of Manager	8
	3.2	Powers and Duties of Manager	8
	3.3	Manager Not Liable	11
	3.4	Conduct of Operations	11
	3.5	Termination	11
	3.6	Payments to Manager	12
	3.7	Transaction with Affiliates	12
	3.8	Agent	12
	3.9	Operation Contracts	12
4.		WORK PROGRAMS AND BUDGETS	13
	4.1	Operations Pursuant to Programs	13
	4.2	Presentation of Programs and Budgets	13
	4.3	Feasibility Studies and Mine Construction Programs	13
	4.4	Review and Approval of Proposed Work Programs and Budgets	14
	4.5	Budget Overruns/Contingency Provision	15
	4.6	Emergency or Unexpected Expenditures.	15
5.		ACCOUNTS AND SETTLEMENTS	15
	5.1	Monthly Statements	15
	5.2	Cash Calls	15
	5.3	Failure to Pay Invoices	16
	5.4	Audits	16
	5.5	Manager's Own Funds	16
6.		OPERATING PLANS	16
	6.1	Obligation to Pay Operating Costs and Overruns	16
	6.2	Operating Plans	16
	6.3	Excess Operating Costs and Overruns	17
	6.4	No Agreement on Operating Plans	17
	6.5	Suspension of Mining	17
	6.6	Shut Down Plan	17
	6.7	Bank Account	18
	6.8	Loans	18
7.		DISTRIBUTIONS AND MARKETING	18
	7.1	Distribution of Distributable Cash Flow	18

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	7.2	Appointment of Manager as Marketing Manager	19
	7.3	Power of Marketing Manager.	19
8.		TERMINATION	20
	8.1	Termination by Expiration or Agreement	20
	8.2	Continuing Obligations	20
	8.3	Disposition of Assets on Termination	20
	8.4	Continuing Authority	20
9.		ACQUISITION, ABANDONMENT AND SURRENDER OF PROPERTY	21
	9.1	Surrender or Abandonment of Property	21
10.		INDEMNITIES	21
	10.1	Indemnification of Manager	21
	10.2	Indemnification of Kwagga	21
	10.3	Limitation of Liability	21
11.		GENERAL PROVISIONS	22
	11.1	Notices	22
	11.2	Time	22
	11.3	Force Majeure	23
	11.4	Modification	23
	11.5	Waiver	23
	11.6	Interpretation and Severability	23
	11.7	Governing Law	23
	11.8	Further Assurances	24
	11.9	Survival of Terms and Conditions	24
	11.10	Enurement	24

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OPERATING AGREEMENT

THIS AGREEMENT is made as of the 12th day of December, 2007

BETWEEN:

KWAGGA GOLD (PROPRIETARY) LIMITED, a company incorporated under the laws of the Republic of South Africa (Registration Number 98/07520/07)

("Kwagga")

OF THE FIRST PART

AND:

WITS BASIN PRECIOUS MINERALS LIMITED a company incorporated under the laws of the United States of America

("WB")

OF THE SECOND PART

WHEREAS:

A.	Kwagga holds rights to a 100% interest in certain mineral properties in the Republic of South Africa which are more particularly hereinafter described;

B.	Kwagga wishes to appoint WB to manage the exploration and evaluation, and if feasible, the development and mining of gold and other metals and minerals within such properties;

NOW, THEREFORE, this Agreement witnesses that for good and valuable consideration, the receipt and sufficiency of which each of the parties acknowledges, the parties hereto agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions.

(a) "Account" means the account maintained in accordance with the Accounting Procedure showing the charges and credits accruing to Kwagga.

(b) "Accounting Procedure" means the procedure set forth in Annex B.

(c) "Affiliate" means any person which directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust, or otherwise. It is understood and agreed that control of a company can be exercised by another company or companies if such latter company or companies owns shares carrying more than 50% of the votes exercisable at a general meeting (or its equivalent) of the first mentioned company, and a particular company is deemed to be indirectly controlled by a company or companies (the parent company or companies) if a series of companies can be identified beginning with the parent company or companies and ending with the particular company so related that each company of the series except the parent company or companies is directly controlled by one or more of the companies in the series.

(d) "Agreement" means this Operating Agreement, including all amendments and modifications thereof, and all annexes which are attached hereto.

(e) "Assets" means the following:

(i) the Property and all plant and facilities located on the Project Area;

(ii) all equipment used in the Operations; all inventory; all property, tangible and intangible, obtained or used by the Manager in connection with the conduct of Operations, including without limitation all geological, geochemical, geophysical, mining and metallurgical data, surveys, assays, drill cores, drill cuttings, samples, sample residues, analyses, Feasibility Studies and other data or information acquired in the course of Operations;

(iii) the rights of Kwagga to and under all licences, leases, and permits relating to the Operations and/or the Project Area; and

(iv) all Products.

(f) "Bankable Feasibility Study" means a comprehensive description of the construction, development, mining, processing, and marketing plan for a Mine within the Project Area in such form and detail as is normally required by a bank or other financial institution ("the bank") engaged in mining project finance for purposes of determining whether the bank shall finance and/or participate in the development of a Mine and Mining Operations in respect of the whole or any part of the Project Area. The Bankable Feasibility Study shall include the confirmation of the estimated recoverable reserves of Minerals and source material the conduct of detailed drilling works, hydrological and geotechnical works, geological, mining, metallurgical, economic, legal, environmental, social and governmental studies, and metallurgical studies. The Bankable Feasibility Study shall contain estimates of both capital and operating costs and shall analyze how to proceed with mining operations to economically and commercially extract the target mineral(s), identify the optimum structure for the mining venture, and include reference to relevant financial aspects.

(g) "Budget" means an estimate in reasonable detail of all Costs to be incurred with respect to a Work Program (including the Costs of Required Operations, as a line item) and a schedule of cash advances to be made in order to conduct Operations under such Work Program.

(h) "Budgetary Period" means the period during which the related Work Program will be completed.

(i) "Costs" means "Allowable Costs" as defined in Article 2 of the Accounting Procedures.

(j) "Development" means all preparation for the removal and recovery of Products, including the development of a Mine and construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products.

(k) "Distributable Cash Flow" means the cash proceeds from the sale of Products after deducting all Costs, including any taxes imposed on the Operations or Kwagga and all royalties.

(l) "Dollars" or "$" means United States dollars.

(m) "EMPR" means the Environmental Management Program and any amendments thereto from time to time, as approved by the relevant authority for the Mine in accordance with the provisions of the Minerals Act and/or the MPRD Act.

(n) "Encumbrances" means mortgages, pledges, liens, charges, encumbrances and security interests.

(o) "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits or Products. Exploration may include all activities undertaken through to the completion of a Bankable Feasibility Study, if any, but shall not include construction of milling or processing facilities or commencement of commercial mining operations on the Project Area.

(p) "First Commercial Production" means the first day of the month in which Minerals from a Mine have been extracted and processed to yield Product for forty-five (45) consecutive days at a rate, averaged over such 45-day period, of not less than seventy percent (70%) of the average daily rate projected in the Bankable Feasibility Study pursuant to which such Mine is developed. The processing or shipping of bulk samples for testing purposes shall not be used for the purposes of establishing the First Commercial Production.

(q) "First Funding Report" means a comprehensive written report prepared by the Manager at the end of the First Funding Phase (as defined in the Kwagga Shareholders Agreement) in respect of all Exploration conducted to date in, on or under the Project Area, together with all primary and derived data relating thereto and containing (without limitation) method statements, operational statistics, reports concerning the mineral and surface title, drill logs, plans and sections of drill holes, drill core photographs, analytical results, interpretation and discussion of results, conclusions and recommendations for the further Exploration, if any, to be conducted in respect of the Project Area and/or the Development and Mining of the Project Area and a pro forma Work Program and Budget in respect thereof.

(r) "Force Majeure" means any cause beyond a Party's reasonable control, whether or not foreseeable, including but not limited to: law, regulation, instructions, requests, actions or inaction of any government or governmental, civil or military entity; interference by aboriginals or individuals claiming ancestral rights or rights to mine (including artisanal miners) or by groups representing or claiming to represent such individuals; interference by environmentalists or other activists; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private licence, permit, or other authorisation that may be required to conduct Operations; weather; damage to or destruction of mine, plant or facility; fire; explosion; flood; insurrection; acts of war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; labour dispute; inability after diligent effort to obtain workmen or material; delay in transportation; and acts of God.

(s) "Kwagga Shareholders Agreement" means the shareholders agreement between Kwagga Gold (Barbados) Limited and MCI Resources (Proprietary) Limited (renamed Shanduka Resources (Proprietary) Limited) respecting Kwagga.

(t) "LIBOR" means the London Inter Bank Offered Rate for the 90 day period as quoted on the Reuter's Screen LIBO, rounded to the fourth decimal place.

(u) "Licence" means, collectively, the "old order rights" (as defined in Schedule II of the MPRD) and "prospecting rights", "mining rights", "mining permits" and "retention permits" (as such terms are defined in the MPRD) held by or on behalf of Kwagga or the Manager, from time to time, respecting all or any part of the Project Area and in respect of the farms which are listed in Annex A attached to this Agreement, as amended from time to time.

(v) "Manager" means WB or any successor Manager.

(w) "Mine" means:

(i) any shaft, drill hole, open pit, tunnel, well or opening, underground or otherwise, made or constructed after preparation of a Bankable Feasibility Study, and from which Minerals have been or may be removed or extracted by any method whatsoever, whether now known or hereafter developed, in quantities larger than those required for purposes of sampling, analysis or evaluation;

(ii) mills and other facilities for the extraction, recovery, beneficiation, treatment, processing and storage of Minerals and disposal of waste, including tailings;

(iii) machinery, equipment, tools, buildings, facilities and improvements for mining, processing, handling, and transporting Minerals, waste and materials; and

(iv) housing, offices, roads, airstrips, power lines, power generation facilities, evaporation and drying facilities, pipelines, railroads, infrastructure, and other facilities for any of the foregoing purposes.

(x) "Mine Construction Program" means a Work Program and Budget for the excavation, development, construction, erection, installation, and expansion of a Mine and associated facilities.

(y) "Minerals" means all precious stones, precious metals and base and rare metals.

(z) "Minerals Act" means the Minerals Act, 1991 (Act No. 50 of 1991), as amended from time to time.

(aa) "Mining" means the mining, extracting, producing, handling, milling, beneficiation or other processing of Products and all operations and activities incidental thereto.

(bb) "MPRD Act" means the Mineral and Petroleum Resources Development Act, 2002 (Act No. 28 of 2002), as amended from time to time.

(cc) "Operating Costs" means, for any period, all Costs incurred or chargeable, directly or indirectly, by the Manager in connection with Operating Programs including, without duplication and without limiting the generality of the foregoing, the following:

(i) all reasonable costs of consulting, legal, accounting, insurance and other services;

(ii) all Overruns of Operating Costs permitted or agreed under Section 6.3;

(iii) all Costs incurred or to be incurred relating to a temporary or permanent shut-down of the facilities on or related to the Project Area, including costs to be incurred after any shut-down; and

(iv) all Costs incurred with respect to Mining;

(v) all Costs incurred in respect of the marketing of the Products, including transportation, commissions and/or discounts;

(vi) all Costs relating to capital expenditures relating to the Mine; and

(vii) all Costs relating to environmental compliance, pollution control, reclamation and related matters.

All Operating Costs shall be determined in accordance with generally accepted accounting principles (International Accounting Standard) applied consistently from year to year, provided however that such costs shall not include any amount in respect of amortization, depletion or depreciation of capital costs.

(dd) "Operating Program" means a Work and Budget Plan for an Operating Year including, inter alia, the following information:

(i) a written plan of the proposed Mining Operations for the Operating Year, including any plans for Exploration or for expansion of the facilities;

(ii) a detailed estimate of all Operating Costs plus a reasonable allowance (not exceed ten per cent (10%)) for contingencies, on a monthly basis, including any proposed cash calls;

(iii) an estimate of the quantity and quality of the ore to be mined and of the quality of Products to be produced on a monthly basis;

(iv) a Rolling Budget; and

(v) such other facts as may be reasonably necessary to present the results proposed to be achieved during the Operating Year.

(ee) "Operating Year" means the 12 month period commencing on [1 March] of each year.

(ff) "Operations" includes any and every kind work directed toward ascertaining the existence, location, quantity, and grade of Minerals and the development thereof carried out under this Agreement on or in respect of the Project Area or the Products derived therefrom, including, without limitation, Exploration, Development and Mining.

(gg) "Party" or "Parties" means Kwagga and/or WB, or their successors in interest.

(hh) "person" means any individual, partnership, limited partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such), government (or agency or political subdivision thereof) or other entity.

(ii) "Production Decision" has the meaning assigned to it in Section 4.3(c).

(jj) "Products" means all ores, Minerals and mineral resources in any form produced from the Project Area under this Agreement (including without limitation all ore, concentrates and semi-processed and processed forms thereof).

(kk) "Program Report" means a comprehensive written report prepared by the Manager on completion of any particular phase (including, for the avoidance of doubt, the First and Second Funding Phases (as defined in the Kwagga Shareholders Agreement)) of Exploration, Development and/or Mining, as the case may be, containing such information relating to and/or in connection with the Project Area and the conduct of Operations as may be required by Kwagga and including (but not limited to) the information required to be contained in the First Funding Report.

(ll) "Project Area" means the farms listed and attached as Annex A to this Agreement.

(mm) "Property" means all interests, rights, and privileges (whether absolute or conditional, whether existing or future) in real property, mineral rights, and/or surface lands falling within the Project Area, including, without limitation, all prospecting and mining authorisations, licences (including the Licence), permits, leases, and other entitlements, which are acquired and held subject to this Agreement whether pursuant to the Licence or otherwise.

(nn) "Required Operations" means all Operations and Costs of any kind required to be carried out and incurred to maintain and keep the Assets in good standing and free of default under any governmental or regulatory laws, rules or regulations and shall include, without limitation, any financial assurances required to be posted for environmental clean up purposes by statute or regulation.

(oo) "Rolling Budget" means the detailed budgeted Costs to be incurred in respect of Development and/or Mining Operations forecast over a three (3) Operating Year period, adjusted annually in arrears to take account of actual Costs incurred and progress made during the preceding Operating Year.

(pp) "Work Program" means a description in reasonable detail of proposed Operations to be conducted and objectives to be accomplished by the Manager within the Project Area for a year or any longer period, including the preparation of a Bankable Feasibility Study.

1.2	Number and Gender

Words importing the singular number only shall include the plural and vice versa, words importing the neuter gender shall include the feminine and masculine genders and vice versa.

1.3	Annexes

Attached hereto and forming part of this Agreement are the following Annexes:

Annex A – Licence and Project Area

Annex B – Accounting Procedure

2.	TITLE TO ASSETS

2.1	Title

Title to the Assets shall be held in the name of Kwagga or such other person as Kwagga and the Manager may designate from time to time.

3.	MANAGER

3.1	Appointment of Manager

WB is hereby appointed as the Manager to manage and carry out Operations on behalf of Kwagga. WB hereby agrees to serve as Manager.

3.2	Powers and Duties of Manager

Subject to and in accordance with the terms and provisions of this Agreement and the direction and control of Kwagga (and its board of directors), the Manager shall manage, supervise and conduct all administrative, financial, technical and consultative services and other activity for and on behalf of Kwagga in respect of all Operations and, without limiting the generality of the foregoing, the Manager shall have the following rights, duties, obligations and responsibilities:

(a) The Manager shall manage, direct and control all Operations in accordance with Work Programs and Budgets prepared by it and approved by Kwagga.

(b) The Manager shall promptly advise Kwagga if it lacks sufficient funds to carry out its responsibilities under this Agreement and of details of all material events relating to the Operations and/or the Project Area (including material results).

(c) The Manager shall:

(i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances;

(ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and

(iii) keep the Assets free and clear of all Encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or liens which shall be released or discharged in a diligent manner, or Encumbrances specifically approved by Kwagga or permitted hereby.

(d) The Manager shall take such action and incur such expenditures as are required to examine, cure, and maintain the title and interests of Kwagga in and to the Assets (including keeping the Licence in good standing), whether or not such expenditures are the subject of an approved Work Program and Budget.

(e) The Manager shall:

(i) make or arrange for all payments required by leases, licences, permits, contracts and other agreements related to the Assets;

(ii) pay all taxes, assessments and like charges on Operations and Assets when due, except taxes determined or measured by Kwagga's (sales revenue or) net income. The Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the non-payment of any taxes, assessments or like charges; and

(iii) do all other acts reasonably necessary to maintain the Assets.

(f) The Manager shall:

(i) apply for and obtain for Kwagga all permits, rights, authorisations, licences and approvals necessary or appropriate for the Operations (including temporary and permanent Mining rights);

(ii) comply (and require the compliance by all other persons providing services to it in respect of the Operations to comply) with all applicable laws and regulations (including the Minerals Act and the MPRD Act, as applicable);

(iii) notify promptly Kwagga of any allegations of substantial violation thereof;

(iv) prepare and file all reports or notices required to be filed by or on behalf of Kwagga in respect of the Operations; and

(v) as soon as reasonably possible after the Production Decision shall have been made, prepare and procure the approval of an EMPR respecting the Mining Operations.

The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply, and the Manager has timely cured or disposed of such violation through performance, or payment of fines and penalties.

(g) The Manager shall prosecute and defend, but shall not initiate without approval of Kwagga, all litigation or administrative proceedings arising out of Operations.

(h) The Manager shall obtain and maintain appropriate insurance for the benefit of Kwagga and itself with respect to Operations being managed by it.

(i) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates, consultants, sub-contractors or independent contractors. If the Manager engages an Affiliate to provide services hereunder, it shall do so on terms no less favourable than would be the case with unrelated persons in arm's-length transactions.

(j) The Manager shall perform or cause to be performed during the term of this Agreement all work and make all payments required by all laws and regulations in order to maintain the Project Area and the Licence in good standing.

(k) The Manager shall keep and maintain full, complete and accurate accounting and financial records in accordance with Annex B and in accordance with customary cost accounting practices in the mining industry.

(l) The Manager shall keep Kwagga advised of all Operations by submitting in writing to Kwagga:

(i) quarterly progress reports which include statements of expenditures and an update on Operations and the results thereof;

(ii) a detailed final Program Report within ninety (90) days after completion of each Work Program and Budget, which shall include comparisons between actual and budgeted expenditures and the results of the Work Program;

(iii) the First Funding Report not later than the earlier of:

(1) the end of the calendar month occurring at least 120 days before the Existing Funding (as defined in the Kwagga Shareholders Agreement) is anticipated to be fully expended; or

(2) the Repayment Date (as defined in the Kwagga Shareholders Agreement); and

(iv) such other reports as Kwagga and/or Kwagga Gold (Barbados) Limited may reasonably request.

At the request of Kwagga Gold (Barbados) Limited, the Manager shall deliver all or any of the foregoing reports to Wits Basin Precious Minerals Inc.

(m) At all reasonable times the Manager shall provide representatives of Kwagga access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, technical, accounting and financial records, and other information acquired in Operations.

(n) The Manager shall allow any representative of Kwagga, at such representative's sole risk and expense, and subject to reasonable safety and security regulations, to inspect the Assets and Operations at all reasonable times, so long as the representative does not unreasonably interfere with Operations.

(o) The Manager shall notify Kwagga of any material information affecting its interest in the Project Area promptly upon the Manager having learned of such information.

(p) The Manager shall perform all Required Operations.

(q) The Manager shall arrange the financing for the funding of the Mine Construction Program and shall, in its sole discretion, determine in agreement with financial institutions, the ratio of debt to equity of the project financing for the completion of the Mine Construction Program.

(r) The Manager shall procure from third parties professional or technical services as may be required for the Operations.

(s) The Manager shall provide all administrative, financial, technical and consultative services required to conduct Operations.

(t) The Manager shall open and maintain local and, where permitted by law, off-shore bank accounts, in local or, where permitted by law, United States dollar currencies in the name of Kwagga as approved by Kwagga, invest surplus funds, arrange for overdraft facilities as are necessary to fund temporary short falls in cash resources, arrange short-term, medium-term and long-term financing arrangements and distribute Distributable Cash Flow to Kwagga.

(u) The Manager shall market, sell and arrange for the refining of the Products. and

(v) The Manager may undertake all other activities reasonably necessary to fulfil the foregoing.

3.3	Manager Not Liable

The Manager shall not be in default of any duty under Section 3.2 if its failure to perform results from the failure of Kwagga to fund Operations in a timely manner.

3.4	Conduct of Operations

The Manager shall conduct all Operations in accordance with the requirements of the Minerals Act and the MPRD Act, as applicable, and in a good, workmanlike and efficient manner, in accordance with sound Exploration, Development, Mining and other applicable southern African industry standards and practices. The Manager shall not be liable to Kwagga for any act or omission resulting in damages or loss, except to the extent caused by or attributable to the Manager's wilful misconduct or gross negligence.

3.5	Termination

The Manager may terminate this Agreement upon three (3) months' prior notice to Kwagga.

This Agreement shall terminate if:

(a) a receiver, liquidator, assignee, custodian, trustee, or similar official for a substantial part of the Manager's assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;

(b) the Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

(c) entry is made against the Manager of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

3.6	Payments to Manager

Kwagga will compensate the Manager for its services and reimburse the Manager for its Costs hereunder in accordance with the Accounting Procedure.

3.7	Transaction with Affiliates

The Manager may engage Affiliates to provide services, supplies, equipment or machinery hereunder, provided that it shall do so on terms no less favourable than would be the case with unrelated persons in arm's length transactions.

3.8	Agent

The Manager shall be the agent of Kwagga for the carrying out of services to be rendered by it in accordance with this Agreement. Kwagga shall give the Manager such evidence of authority as may be necessary or desirable, in the opinion of the Manager, to perform its obligations hereunder. The Manager shall maintain complete control over its employees and all of its subcontractors with respect to performance of the Operations. Nothing contained in this Agreement or any subcontract awarded by the Manager shall create any contractual relationship between any subcontractor and Kwagga.

3.9	Operation Contracts

So far as practicable, all Operations shall be performed by the Manager using its staff. Operations to be conducted by others shall, if possible, be conducted on a competitive contract basis. The Manager, if it so desires, may employ its own machinery, tools and equipment in conducting such Operations, and the charges therefor shall be determined pursuant to the provisions of the Accounting Procedure. The Manager shall employ its reasonable efforts to provide in each contract entered into by it that the Parties shall have a right to audit the books of the other contracting party or parties insofar as they relate to the subject matter of such contract.

4.	WORK PROGRAMS AND BUDGETS

4.1	Operations Pursuant to Programs

Except as otherwise provided in this Article 4, Operations shall be conducted, Costs shall be incurred and Assets shall be acquired only pursuant to approved Work Programs and Budgets approved by Kwagga. Each Work Program shall describe in reasonable detail the full scope, direction and nature of the proposed Operations, including, where appropriate, but not limited to: geologic research and reconnaissance to be undertaken; property and mineral interest acquisition proposals; proposed engineering studies and mining and construction plans; a long-range plan for the mining of all mineable reserves which logically would be mined under good mining practices; the kind and capacity of any plant or milling facilities to be acquired or constructed; a plan for delivery of Product; and the estimated period of time required to complete the proposed Operations. Each Budget shall include all anticipated Costs and expenses including, but not limited to: operation and maintenance expenditures, capital expenditures, a statement of expected cash calls and the rentals, filing fees, or other payments required to maintain the Project Area and the Licence in good standing during the Budgetary Period. Each request for funds to acquire capital items shall be delivered in accordance with Section 5.2 and shall include a description of such items in reasonable detail. Each Work Program shall be deemed to permit all expenditures required to permit the Manager to perform its duties hereunder and the incurring and payment of all Costs in relation thereto.

4.2	Presentation of Programs and Budgets

Except as otherwise provided for herein, proposed Work Programs and Budgets shall be prepared by the Manager for a period of twelve (12) months or any other reasonable longer or shorter period determined by the Manager. The first Work Program and Budget shall be prepared by the Manager at such time as it considers appropriate. At least sixty (60) days prior to the expiry of each Work Program (based on its Budgetary Period), a proposed Work Program and Budget for the succeeding Budgetary Period shall be prepared by the Manager and submitted to Kwagga. In the event that, during a Budgetary Period, the Manager determines that, based upon the results of the current Work Program, it is desirable to revise such Work Program and the related Budget, the Manager shall have the right to prepare a revision thereto and submit the same to Kwagga for approval. In the event that Kwagga does not approve a proposed revision to a Work Program and Budget, the current Work Program and Budget shall be carried out, without change.

4.3	Feasibility Studies and Mine Construction Programs

(a) If the Manager is of the opinion that it is justified to prepare a Bankable Feasibility Study, it may propose that a Work Program and Budget for a Bankable Feasibility Study be prepared. Such proposal shall be made in writing to Kwagga and shall include the data upon which the Manager has based its opinion. Kwagga shall review the proposal. If such proposal is approved, the Manager shall submit a Work Program and Budget for a Bankable Feasibility Study to Kwagga within sixty (60) days of the approval, which Work Program and Budget shall be reviewed in accordance with Section 4.4.

(b) Upon approval by Kwagga, the Manager shall prepare a Bankable Feasibility Study in accordance with the approved Work Program and Budget therefor. Upon completion of the Bankable Feasibility Study, the Manager shall submit the Bankable Feasibility Study to Kwagga for review in accordance with Section 4.4, at which time Kwagga shall decide whether further work is required to complete the Bankable Feasibility Study or the Bankable Feasibility Study is complete. In the event that the Bankable Feasibility Study recommends the construction of a Mine, the Manager shall submit (along with such Bankable Feasibility Study) a Mine Construction Program to Kwagga for review and approval in accordance with Section 4.4. In the event that the Bankable Feasibility Study does not recommend the construction of a Mine, the Manager shall prepare and submit a proposed Work Program and Budget for the succeeding Budgetary Period in accordance with Section 4.2.

(c) If Kwagga determines that the Bankable Feasibility Study is complete, it shall then decide whether development of a mine is warranted. If Kwagga makes a positive decision (a "Production Decision"), it shall then instruct the Manager to prepare an overall Work Program and Budget consistent with the Bankable Feasibility Study for all Operations through to the end of Development. Until Operations have then been completed through to the end of Development, each Work Program and Budget approved pursuant to this Article 4 (it being contemplated that the overall Work Program and Budget will be implemented through incremental Work Programs and Budgets approved pursuant to this Article 4) shall be consistent with the overall Work Programs and Budget.

4.4	Review and Approval of Proposed Work Programs and Budgets.

Within thirty (30) days after submission of a proposed Work Program and Budget, or within ninety (90) days after submission of a proposed Mine Construction Program, Kwagga shall:

(a) approve the proposed Work Program and Budget;

(b) propose modifications to the proposed Work Program and Budget;

(c) reject the proposed Work Program and Budget and require a new submission from the Manager;

Kwagga shall provide written notice of its decision to the Manager forthwith after making the same. In the event that Kwagga approves a Work Program and Budget, it shall have irrevocably committed to pay all of the Costs thereof and the Manager shall not be required to carry out any Operations in any month unless and until it shall have been paid in full the amount of the applicable invoice submitted to Kwagga pursuant to Section 5.2.

4.5	Budget Overruns/Contingency Provision

The Manager shall immediately notify Kwagga as soon as practicable prior to any material departure from an approved Work Program and Budget. If the Manager exceeds the Budget, then the excess up to 10% of the amount of the Budget shall be for the account of Kwagga unless the overrun is due to the gross negligence or wilful default of the Manager. The excess to the extent that it is greater than 10% of the Budget shall also be for the account of Kwagga if the overrun is approved by it, which approval may be given retroactively.

4.6	Emergency or Unexpected Expenditures.

In case of emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation. The Manager may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its obligations under Section 3.4. The Manager shall promptly notify Kwagga of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by Kwagga.

5.	ACCOUNTS AND SETTLEMENTS

5.1	Monthly Statements

The Manager shall promptly submit to Kwagga monthly statements of account reflecting in reasonable detail the charges and credits to the Account during the preceding month under this Agreement.

5.2	Cash Calls

Prior to the last day of each month the Manager shall submit to Kwagga an invoice for the estimated Costs for the next month, together with a reconciliation of the Costs actually incurred during the preceding month against the estimated Costs contained in the invoice delivered in respect of such preceding month. Within ten (10) days after receipt of each invoice, Kwagga shall advance to the Manager such estimated amount, as reconciled. Time is of the essence of payment of such invoices. If the amount billed for the estimated Costs was less than the actual Costs incurred or charged during that month, the Manager may bill Kwagga for the difference at any time, which Kwagga will pay within ten (10) days following receipt of the applicable invoice. With the concurrence of Kwagga, the Manager may establish more frequent billing cycles to minimize account balances. Each monthly invoice will be accompanied by the Manager's forecast of Costs over the succeeding three (3) months, provided that the Manager shall not be bound thereby.

In the event that the Manager, acting reasonably, determines that Kwagga is required to incur Costs which are not part of an approved Work Program and Budget and which are required to be incurred in respect of Required Operations, the Manager shall be entitled to include such costs in the invoice delivered to Kwagga pursuant to the preceding paragraph of this Section 5.2, (as if such amount was required to be incurred in respect of an approved Work Program and Budget) or, if Manager is not delivering such an invoice, it shall be entitled to deliver to Kwagga a separate invoice in respect of such Costs.

5.3	Failure to Pay Invoices

Any payments not made when due under Section 5.2 shall bear interest from the date due at an annual rate equal to LIBOR plus 2%.

5.4	Audits

The Manager shall order an annual audit of the accounting and financial records maintained by it in accordance with the Accounting Procedure and will use reasonable commercial efforts to cause the audit report to be provided within one hundred and twenty (120) days of the Kwagga's fiscal year-end and will promptly provide a copy thereof to Kwagga. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report. Failure to make any such exception or claim within the three (3) month period shall mean the audit is correct and binding upon Kwagga. The audits shall be conducted by one of PricewaterhouseCoopers, Deloitte Touche Tohmatsu International, KPMG International or Ernst & Young as selected by the Manager, from time to time, and the costs thereof shall be for the Account.

5.5	Manager's Own Funds

Nothing in this Agreement obliges the Manager to utilize its own funds in any Work Program and it may suspend or cease any Work Program upon the failure or apprehended failure of Kwagga to make timely payment of any amount for which it is liable hereunder without liability to Kwagga.

6.	OPERATING PLANS

6.1	Obligation to Pay Operating Costs and Overruns

Kwagga shall be liable to pay all Operating Costs incurred under Operating Plans, including (notwithstanding Section 4.5) Operating Cost Overruns up to but not exceeding ten per cent (10%) of the Costs budgeted in the Operating Plan. It is acknowledged and agreed that Operating Cost Overruns shall be determined based upon the Operating Costs incurred during each Operating Year and upon all budgeted items.

6.2	Operating Plans

At least ninety (90) days prior to the date the Manager anticipates that First Commercial Production will occur, the Manager will propose and deliver to Kwagga an Operating Plan for the first Operating Year. Subsequently, at least ninety (90) days before the commencement of each Operating Year, the Manager shall propose an Operating Plan for that Operating Year by delivery thereof to Kwagga. Within not less than thirty (30) days and not more than forty five (45) days after delivery of a proposed Operating Plan hereunder, the Manager shall convene a meeting of Kwagga to review the same. The proposed plan, as the same may be amended following Management Council review, shall be the Operating Plan for the ensuing Operating Year.

6.3	Excess Operating Costs and Overruns

Except as herein provided, the Manager shall have the power and authority to deviate from or make modifications to Operating Plans from time to time, in accordance with good engineering and mining practices provided that Manager shall not be entitled to make material deviations or modifications to Operating Plans without the prior approval of Kwagga. If it appears to the Manager that Operating Costs will exceed those estimated under an Operating Plan, the Manager shall immediately give written notice to Kwagga outlining the nature and extent of the additional Costs ("Operating Cost Overruns") and the reasons therefor. If Operating Cost Overruns are estimated to exceed by ten per cent (10%) the Operating Costs estimated under the Operating Plan, the notice of the Manager shall contain a notice of a meeting of Kwagga, to be held no sooner than ten (10) days after the date of delivery of the notice, together with a proposed amendment to the Operating Plan. The meeting of Kwagga shall be convened to review, amend (if deemed appropriate) and approve same. If Kwagga fails to approve the amended Operating Plan, the Manager shall curtail Operations until submission of the Operating Plan for the ensuing Operating Year.

6.4	No Agreement on Operating Plans

If a proposed Operating Plan is not approved by Kwagga, then the most recently approved Operating Plan shall be extended as applicable and implemented by the Manager.

6.5	Suspension of Mining

At any time subsequent to the date of First Commercial Production, the Manager, may, on at least 45 days notice to Kwagga recommend that Mining Operations be suspended. The Manager's recommendations will include a shut-down plan for the mine and a Budget therefor, in reasonable detail, of the Operations to be performed to maintain the Assets during the period of suspension and the Costs estimated to be incurred, as well as details with respect to the activities required to recommence Operations and the estimated time and Costs to accomplish the same. Such plan shall be implemented within 90 days after it is approved, with or without variation, by Kwagga. Kwagga may direct the Manager to recommence Mining Operations at any time thereafter.

6.6	Shut Down Plan

If for three (3) successive Operating Years or for such shorter period as Kwagga may determine, the Operating Plan reflects only the payment of Required Operations on the Project Area, the Manager shall prepare a shut-down plan for the Mine and a Budget therefor which shall be implemented within ninety (90) days after it is approved, with or without variation, by Kwagga. Kwagga shall pay or to the satisfaction of the Manager provide security for the entire Cost of the shut-down Budget.

If no Management Council approval is obtained within one hundred and twenty (120) days after submission to it of the Manager's proposed shut-down plan, the Manager shall cause a reputable firm of public accountants (the "Selling Agent") to conduct an offer of sale of the Assets on an all cash, sealed bid basis, and requiring any bidder to assume, and indemnify the Manager and Kwagga against, all reclamation and environmental liabilities related to the Project Area and the Operations. If no offer in accordance with the terms hereof is received by the Selling Agent within the time stipulated by it, the Manager shall, unless otherwise directed by Kwagga, prepare and implement a shut-down plan and Kwagga shall pay the costs of implementation thereof.

6.7	Bank Account

Kwagga agrees that prior to the scheduled date of First Commercial Production, it shall deposit in a separate interest bearing bank account in its name the amount of the working capital requirements for the initial four (4) months of Mine Operations or such longer period as may be set out in the applicable Bankable Feasibility Study. All revenues from the Mine's Operations shall be deposited in such bank account. All cheques and other withdrawals from such bank account shall require the signature of an officer of Kwagga.

6.8	Loans

Subject to the approval of Kwagga, the Manager may obtain and operate a line of credit and/or obtain other debt financing with recognized banks or other financial institutions for the purposes of funding Operations (including the Mine Construction Program); provided that in the event that any such bank or financial institution requires any guarantees or other financial assurances from:

(a) any of the direct or indirect shareholders of Kwagga, such operating line or financing shall not be established unless the affected person consents thereto; or

(b) Kwagga, it shall provide the same.

For the purposes of securing of such indebtedness, the Manager shall have the right to grant, as agent on behalf of Kwagga, and Kwagga hereby agrees to grant, to any lender providing funding to Kwagga pursuant to Sections 3.2(r) and/or 6.8, an Encumbrance over all or part of the Assets and its interests in this Agreement.

7.	DISTRIBUTIONS AND MARKETING

7.1	Distribution of Distributable Cash Flow

After the date of First Commercial Production, all Distributable Cash Flow shall be distributed to Kwagga on a monthly basis within thirty (30) days following the end of each month.

7.2	Appointment of Manager as Marketing Manager

The Manager shall act as Kwagga's marketing manager with respect to the marketing and sale of all Products. In that capacity, the Manager shall have the following powers and duties:

(a) enter into, manage and administer smelting, refining and sales contracts;

(b) ensure that the smelting, refining, marketing, sale, and transportation of Products comply with applicable laws;

(c) perform or cause to be performed, for the account of Kwagga, all of its obligations pursuant to smelting, refining, and sales contracts and similar agreements relating to the sale and marketing of Products;

(d) keep good relations with customers, including providing them with information and notifications related to Products and, upon request, by delivering certificates of origin;

(e) keep and maintain, in accordance with generally accepted accounting principles (International Accounting Standard), books of accounts and such other records pertaining to the smelting, refining and other sales and marketing activities; and

(f) retain services of experts and consultants as the Manager may deem advisable or necessary to perform its duties under this Section 7.2.

7.3	Power of Marketing Manager.

In performing its duties under Section 7.2, the Manager shall have full authority over all marketing activities. Notwithstanding any provision hereof to the contrary, the Manager shall not be entitled to engage in forward sales, future trading or commodity options trading or other price hedging, price protection or other speculative arrangements respecting any of the Products, without the prior approval of Kwagga.

7.4	Final Structure of Marketing Arrangements

Notwithstanding the provisions of Sections 7.2 and 7.3, it is acknowledged and agreed that at the time when a Production Decision is made, Kwagga and the Manager shall determine the most effective structure for marketing and selling the Products, with a view to minimizing taxes and complying with all then applicable laws and regulations; provided that, in any event, the Manager shall have the exclusive right to act as Kwagga's marketing manager with respect to the marketing and sale of all Products and shall be compensated for such services regardless of the structure agreed upon as contemplated in this Section 7.4.

8.	TERMINATION

8.1	Termination by Expiration or Agreement

This Agreement shall terminate as expressly provided in this Agreement, unless earlier terminated by written agreement.

8.2	Continuing Obligations

On termination of this Agreement under Section 3.5 or 8.1, Kwagga shall remain liable for continuing obligations hereunder (including contingent obligations) until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of Operations during the term of the Agreement.

8.3	Disposition of Assets on Termination

Promptly after termination under Section 3.5 or 8.1, the Manager shall take all action necessary to wind up Operations, and all costs and expenses incurred in connection with the termination of Operations shall be expenses chargeable to Kwagga. The Assets shall first be paid, applied, or distributed in satisfaction of all liabilities of Kwagga to third parties. Before distributing any funds or Assets to Kwagga, the Manager shall have the right to segregate amounts which, in the Manager's reasonable judgment, are necessary to discharge continuing obligations (including contingent obligations and Required Operations, including decommissioning and long-term monitoring and care) or to purchase for the account of Kwagga, bonds or other securities for the performance of such obligations. Thereafter, any remaining cash and all other Assets shall be distributed to Kwagga unless otherwise provided herein or otherwise agreed.

8.4	Continuing Authority

On termination of this Agreement under Section 3.5 or 8.1, the Manager shall have the power and authority to do all things on behalf of Kwagga which are reasonably necessary or convenient to:

(a) wind-up Operations;

(b) complete any transaction and satisfy any obligation, unfinished, unsatisfied or contingent, at the time of such termination or withdrawal; and

(c) undertake all Required Operations

if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority, to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of Kwagga, mortgage Assets, and take any other reasonable action.

9.	ACQUISITION, ABANDONMENT AND SURRENDER OF PROPERTY

In the event that the Manager determines that it is necessary or desirable to acquire public or private land, usage rights and/or mineral interests or rights within the Area of Interest, it shall acquire the same on behalf of Kwagga, whereupon the same shall become part of the Licence and the Project Area and Annex A shall be amended accordingly. The costs of identifying, negotiating the acquisition of and acquiring such lands, interest and rights shall be treated as Allowable Costs.

9.1	Surrender or Abandonment of Property

Kwagga may authorize the Manager to surrender or abandon part or all of the Property, in a manner consistent with any agreement under which such Property was acquired and to terminate all or part of the Licence or the Project Area.

10.	INDEMNITIES

10.1	Indemnification of Manager

Kwagga shall indemnify and hold harmless the Manager and its directors, officers, employees, agents and representatives from and against all claims, debts, demands, suits, actions and causes of action whatsoever, and all losses, damages, fines, penalties, liabilities including without limitation environmental liabilities, costs and expenses (including legal expenses) whatsoever, which may be brought, made against, suffered or incurred by any of them arising out of or in connection with any act or omission after the date hereof of Kwagga or of the Manager or any of its subcontractors or the employees or agents of Kwagga, the Manager or any of its subcontractors, unless such act or omission constitutes gross negligence or wilful misconduct on the part of the Manager.

10.2	Indemnification of Kwagga

The Manager shall indemnify and hold harmless Kwagga and its directors, officers, employees, agents and representatives from and against all claims, debts, demands, suits, actions and causes of action whatsoever, and all losses, damages, costs and expenses (including legal expenses) whatsoever, which may be brought, made against, suffered or incurred by any of them arising directly from any act or omission after the date hereof of the Manager which constitutes gross negligence or wilful misconduct on the part of the Manager.

10.3	Limitation of Liability

Notwithstanding anything to the contrary in this Agreement, no Party shall be liable to another in contract, tort or otherwise for special or consequential damages including, without limiting the generality of the foregoing, loss of profits.

11.	GENERAL PROVISIONS

11.1	Notices

All notices, payments, and other required communications ("Notices") to the Parties shall be in writing, and shall be addressed respectively as follows:

If to WB:

Wits Basin Precious Minerals Inc.
900 IDS Center, 80 South 8th Street
Minneapolis, MN 55402-8773
Attn: Mark D. Dacko
Telecopier: +1 (612).395-5276

If to Kwagga:

C/O Lonmin Platinum
Northdowns Office Park
17 Georgian Crescent
Bryanston East
Johannesburg
South Africa

Attn: Peter McElligott

Telecopier: +27 516 1442

All Notices shall be given (1) by personal delivery to the addressee, or (2) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (3) by registered or certified mail or commercial carrier return receipt requested. All Notices shall be effective and shall be deemed delivered (1) if by personal delivery on the date of delivery if delivered during normal business hours and, if not delivered during normal business hours, on the next business day following delivery, (2) if by electronic communication on the next business day following receipt of the electronic communication, and (3) if solely by mail or commercial carrier on the next business day after actual receipt. A Party may change its address by Notice to the other Parties.

11.2	Time

Time is of the essence of this Agreement.

11.3	Force Majeure

Except for the obligation to make payments when due hereunder, the obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any Force Majeure. The affected Party shall promptly give notice to the other Party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Party shall resume performance as soon as reasonably possible.

11.4	Assignment

Neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party; provided that, either party may assign its rights and obligations under this Agreement to a controlled subsidiary of such party without the prior written consent of the other party. For purposes of this Section 11.4, the term “controlled subsidiary” of a party shall include any entity of which (i) such party possesses, directly or indirectly, fifty percent (50%) or more of the beneficial ownership or voting power, (ii) such party possesses, directly or indirectly, twenty-five percent (25%) or more of the beneficial ownership or voting power and has the ability to control the composition of the board of directors or other governing body of the entity or (iii) such party otherwise has the capacity to dominate the decision-making in relation to the financial and operating policies of the entity so that the entity operates with such party to achieve collective objectives..

11.5	Modification

No modification of this Agreement shall be valid unless made in writing and duly executed by the Parties.

11.6	Waiver

The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit that Party's right thereafter to enforce any provision or exercise any right.

11.7	Interpretation and Severability.

In the event that any condition, covenant or other provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other condition, covenant or other provision of this Agreement. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such condition, covenant or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

11.8	Confidentiality

With the exception of disclosures to parent companies or as required by law, both Parties agree to keep confidential the terms and conditions of this Agreement and any other information regarding each other’s business which they may learn as a result of carrying out this contract.

11.9	Publicity

No announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written consent of the other Party, save for any announcement or other statement required to be made in terms of the provisions of any law (or by the rules of any securities exchange on which the shares of either of the Parties may be listed, where applicable), in which event the Party obliged to make such statement will first consult with the other Party in order to enable them in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to the other Party which has made an announcement of some nature in breach of this clause.

This Section 11.9 shall not apply to any disclosure made by a Party to its professional advisors or consultants, provided that they have agreed to the same confidentiality undertakings, or to any judicial or arbitral tribunal or officer, in connection with any matter relating to this Agreement or arising out of it.

11.10	Breach

If a Party ("Defaulting Party") commits any breach of this Agreement and fails to remedy such breach within 10 (ten) business days of written notice requiring the breach to be remedied, then the Party giving the notice ("Aggrieved Party") will be entitled, at its option –

(a) to claim immediate specific performance of any of the Defaulting Party's obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance; or

(b) to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice.

(c) The Aggrieved Party's remedies in terms of this clause 11.10 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

11.11	Dispute Resolution

In the event of there being any dispute or difference between the Parties arising out of this Agreement, the said dispute or difference shall on written demand by either Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

11.12	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of South Africa.

11.13	Further Assurances.

Each of the Parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

11.14	Survival of Terms and Conditions

The following sections shall survive the termination of this Agreement, to the full extent necessary for their enforcement and the protection of the Party in whose favour they run: Sections 3.3, 3.4, 3.6, 3.8, 5.3, 6.6, 8.3, 8.4, 10.1, 10.2, 10.3 and 11.8.

11.15	Enurement

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Wits Basin Precious Minerals Incorporated

Per:	/s/ H. Vance White
Name: H. Vance White
Title: Chairman

Per:
Name:
Title:

Kwagga Gold (Proprietary) Limited

Per:	/s/ Christopher John Davies
Name: Christopher John Davies
Title: Vice President

Per:
Name:
Title: